Exhibit 99.2

AM Holdco, Inc. and Subsidiaries,

d/b/a Simplura Health Group

Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

 AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Independent Auditors’ Report

Board of Managers

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Valley Stream, New York

We have audited the accompanying consolidated financial statements of AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group at December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Changes in Accounting Principles

As described in Note 4 to the consolidated financial statements, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance on revenue recognition and related disclosure in 2019. Additionally, as described in Note 2 to the consolidated financial statements, the Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230), which changed the presentation of deferred acquisition payments in the statements of cash flows. Our opinion is not modified with respect to these matters.

Sincerely

Charleston, West Virginia

April 30, 2020

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group
Consolidated Balance Sheets
December 31, 2019 and 2018
(in thousands)

	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$4,932	$1,075
Accounts receivable, net of allowance for doubtful accounts of $6,170 in 2018	72,332	61,849
Due from third party payors, net	6,382	3,753
Prepaid expenses and other current assets	10,838	11,171

Total current assets	94,484	77,848

Property and equipment, net	1,969	2,341
Other intangible assets, net	239,848	246,688
Goodwill	189,797	179,893
Security deposits	636	619

Total assets	$526,734	$507,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7,352	$5,000
Due to third party payors, net	2,871	2,871
Current portion of deferred acquisition payments	4,387	9,936
Accounts payable and accrued expenses	35,215	34,767
Other current liabilities	2,154	2,346

Total current liabilities	51,979	54,920

Long-term liabilities:
Deferred income taxes	37,935	42,663
Deferred acquisition payments, net of current portion	249	4,400
Deferred acquisition note payable	1,050	-
Borrowings under revolving line of credit	11,604	-
Long-term debt, net of $3,149 and $4,515 of unamortized debt issuance costs, less current portion	283,461	269,446

Total liabilities	386,278	371,429

Stockholders' equity:
Common stock, $.001 par value; 1000 shares authorized; and outstanding	-	-
Additional paid-in-capital, capital stock	107,296	107,296
Retained earnings	33,690	29,194
Treasury stock, 530 shares, at cost	(530)	(530)

Total stockholders' equity	140,456	135,960

Total liabilities and stockholders' equity	$526,734	$507,389

See accompanying notes.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group
Consolidated Statements of Operations
Years Ended December 31, 2019 and 2018
(in thousands)

	2019	2018
Revenues:
Net service revenue	$467,212	$390,901

Cost of services provided, excluding depreciation and amortization:
Compensation, benefits and related costs	348,491	288,076
Other direct costs	3,851	4,062
Bad debt expense	-	3,570

Total cost of services provided	352,342	295,708

Gross margin	114,870	95,193

General and administrative expenses:
Selling, general and administrative expenses	54,958	49,098
Depreciation	668	620
Amortization of intangibles	19,000	17,483

Total general and administrative	74,626	67,201

Income from operations	40,244	27,992

Interest expense	(28,031)	(24,536)
Transaction expenses	(2,934)	(2,046)
Management fees	(1,500)	(1,500)
Other miscellaneous expense, net	(695)	(1,346)

Total other expense, net	(33,160)	(29,428)

Income (loss) before income taxes	7,084	(1,436)

Provision for income taxes	2,588	1,984

Net income (loss)	$4,496	$(3,420)

See accompanying notes.

AM Holdco, Inc. And Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2018 and 2019
(in thousands)

	Additional			Total
	Paid-in	Retained	Treasury	Stockholders'
	Capital	Earnings	Stock	Equity

Balance, January 1, 2018	$107,296	$32,614	$(530)	$139,380

Net loss	-	(3,420)	-	(3,420)

Balance, December 31, 2018	$107,296	$29,194	$(530)	$135,960

Net income	-	4,496	-	4,496

Balance, December 31, 2019	$107,296	$33,690	$(530)	$140,456

See accompanying notes.

AM Holdco, Inc. And Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2019 and 2018
(in thousands)

	2019	2018
		As Adjusted
Cash flows from operating activities:
Net Income (loss)	$4,496	$(3,420)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,668	18,103
Amortization of deferred financing costs	2,147	1,847
Provision for bad debts	-	3,570
Deferred income taxes	(7,638)	(5,566)
Change in assets and liabilities:
Accounts receivable	(9,340)	(6,938)
Prepaid expenses and other current assets	382	1,207
Security deposits	(13)	(21)
Due (from)/to third party payors, net	(2,629)	2,513
Accounts payable and accrued expenses	(2,132)	8,040
Other liabilities	(192)	(627)

Net cash provided by operating activities	4,749	18,708

Cash flows from investing activities:
Acquisitions, net of cash acquired	(17,376)	(84,049)
Acquisition settlement refund from seller	356	-
Purchase of property and equipment	(296)	(687)

Net cash used in investing activities	(17,316)	(84,736)

Cash flows from financing activities:
Borrowings in excess of repayments from revolver	11,604	-
Proceeds from long-term debt	20,000	83,000
Repayments of long-term debt	(5,000)	(9,500)
Payment of debt issuance costs, net	(780)	(1,785)
Payment of acquisition holdbacks and contingent consideration	(9,400)	(5,832)

Net cash provided by financing activities	16,424	65,883

Net change in cash and cash equivalents	3,857	(145)

Cash and cash equivalents at beginning of period	1,075	1,220

Cash and cash equivalents at end of period	$4,932	$1,075

Supplemental disclosures of cash flow information:
Cash paid for interest	$25,875	$22,148
Cash paid for income taxes	$12,150	$3,722

See accompanying notes.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

Notes to Consolidated Financial Statements

1.	Description of Organization

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group (also referred to herein as the “Company”) was incorporated on November 18, 2013 in the state of Delaware. Effective February 10, 2016, pursuant to a stock purchase agreement, OEP AM, Inc. (“OEP”) acquired AM Intermediate Holdco, Inc., the owner of 100% of the equity interests of the Company (the “OEP Acquisition”).

The Company provides home health care services offering placements of personal care assistants, home health aides, and skilled nurses, principally in the states of New York, Pennsylvania, Massachusetts, West Virginia, to a lesser extent in Florida and New Jersey, and most recently in Connecticut. The Company operates from its headquarters in Valley Stream, New York, with numerous branch and satellite offices.

2.	Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements cover the years ended December 31, 2019 and 2018.

Principles of consolidation

The accompanying consolidated financial statements as of December 31, 2019 and 2018, and for the years then ended, include the accounts of AM Holdco, Inc. and its Subsidiaries, d/b/a Simplura Health Group. As described in Note 3, the operations for the current and prior year periods include acquisitions from each of their respective dates acquired. All significant intercompany transactions and account balances have been eliminated in the consolidated financial statements.

Business Combinations

The Company accounts for its business combinations under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") Topic 805-10, Business Combinations ("ASC 805-10"), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for deferred acquisition payments for holdbacks or contingent consideration, the Company records the deferred acquisition payments at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments, an adjustment within equity or earnings, depending on the circumstance. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques. The estimated fair value of the net assets acquired was determined using the income approach to valuation based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, consisting of customer relationships and trade names acquired, were determined using the multi-period excess earnings method and the relief from royalty method, respectively.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The most significant assumptions under the multi-period excess earnings method used to value customer relationships include estimated remaining useful life, expected revenue, attrition rate, tax rate, discount rate and tax amortization benefit. The most significant assumptions under the relief from royalty method used to value trade name and trademarks and technology include estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents include all short-term (maturities of three months or less at the time when purchased) and highly liquid investments made as part of the Company’s cash management activities. The carrying amounts of cash and cash equivalents approximate their fair value.

Cash balances in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance

The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these accounts may be in excess of federally insured limits. In management’s opinion, the amounts in excess of FDIC limits do not pose a significant risk to the Company.

Accounts receivable

Accounts receivable are recorded at net realizable value and do not bear interest. The Company determines its allowance for price concessions / uncollectible accounts based on account aging, historical experience and other relevant information available. The Company reviews the allowance periodically. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after collection efforts have been exhausted and the potential for recovery is considered remote. Certain revenues are subject to cost-based contracts, which are subject to retroactive audit by the payor and settlement of any differences between interim payments and the terms and conditions of the cost-based contracts. The Company records estimates of the settlements in due from/to third-party payors, net. Changes in estimates are recorded in the period they become known.

Inventories

Included in prepaid expenses and other current assets are inventories of durable medical equipment, which are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method. Approximately $6 and $9 of the durable medical equipment as of December 31, 2019 and 2018, respectively, is subject to liens under the credit agreement with the supplier.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company computes depreciation over the estimated useful lives of the assets using the straight-line method. Expenditures for repairs and maintenance are charged to operations as incurred while expenditures for additions and improvements are capitalized. Upon sale or retirement, the cost of assets and the related allowance for depreciation are removed from the accounts, and any resulting gain or loss is included in the determination of net income.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

Estimated useful lives are as follows:

Computer equipment and software	3-5 years
Furniture and fixtures	3-7 years
Leasehold improvements	Lease term
Transportation equipment	3-5 years

Goodwill

The Company follows the provisions of the FASB ASC 350, Intangibles – Goodwill and Other. Under FASB ASC 350, goodwill and other intangible assets with indefinite lives are not subject to periodic amortization, but rather are reviewed for impairment annually, or more frequently, if circumstances require. Based upon management’s evaluation, no triggering events occurred and no impairment of goodwill was required during 2019 or 2018. The amount of future impairment to be recognized will depend on certain developments, including the duration of the coronavirus pandemic (see Note 17), impact on our clients, employees and vendors, as well as governmental, regulatory, and private sector responses.

Intangible assets

In conjunction with the Company’s acquisitions, certain identifiable intangible assets related to referral networks, trade names and non-compete agreements have been recognized. As more fully described in Note 7, these intangible assets, with the exception of certain trade names, are being amortized on a straight-line basis over their estimated useful lives.

Debt issuance costs

Costs incurred in connection with the issuance of long-term debt have been deferred and are being amortized over the term of the associated debt using the straight-line method, which approximates the effective interest method. Such costs are reflected as a reduction of long-term debt in the accompanying consolidated financial statements.

Other liabilities

Other liabilities include contract liabilities related to deferred revenue for amounts received or billed but not yet earned on contracts to provide services extending beyond the reporting period as well as security deposits received from clients before providing services.

Net Service Revenue Recognition

Net service revenue is reported at the estimated net realizable amount from clients, patients and third-party payors for services rendered. Payment for services received from third-party payors include, but are not limited to, insurance companies, hospitals, governmental agencies and programs and other home health care providers who subcontract work to the Company. Certain contracts are subject to retroactive audit and possible adjustment by those payors based on the nature of the contract or costs incurred. The Company makes estimates of retroactive adjustments and considers these in the recognition of revenue in the period in which the related services are rendered. Laws and regulations governing Medicaid and Medicare are extremely complex and subject to regulatory review and interpretation, as well as significant regulatory action, including fines, penalties and possible exclusion from the Medicaid and Medicare programs. As a result, there is a reasonable possibility that recorded estimates may change by a material amount in the near term. The difference between estimated settlement and actual settlements are reported in net service revenues as adjustments become known or as years are no longer subject to such audits, reviews, or investigations.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

A substantial portion of consolidated revenues is derived from services rendered to Medicaid program beneficiaries and reimbursed by the Medicaid, Medicaid waiver and Medicaid managed care programs. Due to this dependence, significant changes in future reimbursement methodologies could significantly impact the financial results of the Company.

Other expenses

Other expenses consist of expenses that management believes are non-operational in nature, primarily interest expense, transaction expenses, management fees, fees paid to members of the Board of Managers and certain other items.

Income taxes

Income taxes are provided for the tax effect of transactions reported in the consolidated financial statements. Deferred income taxes are provided for the estimated tax effects of differences between the consolidated financial statement carrying amounts and the tax basis of the recognized assets and liabilities, net operating losses and tax credit carryforwards (as applicable). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of changes in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

The Company follows the FASB’s authoritative guidance on accounting for uncertainty in income taxes. The guidance clarifies the accounting for the recognition and measurement of the benefits of individual tax positions in the consolidated financial statements. Tax positions must meet a recognition threshold of more-likely-than-not in order for the benefit of those tax positions to be recognized in the consolidated financial statements. The Company has determined that no material unrecognized tax benefits or obligations exist as of December 31, 2019 and 2018. Interest and penalties related to income tax assessments, if any, are reflected in income tax expense in the accompanying consolidated statement of operations. The Company also includes certain state franchise taxes, or taxes in lieu of income taxes, as a component of its annual provision.

Impairment of long-lived assets

Management reviews the carrying value of long-lived assets for impairment when events or changes in business circumstances indicate the carrying amount may not be recoverable. An impairment loss is recognized when an asset’s carrying value exceeds its fair value as calculated using a discounted future cash flows analysis. No such impairment was recognized in 2019 or 2018.

New accounting pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The amendments in this ASU revise the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. Under a current proposed standards update, the effective date for the Company would be delayed until January 1, 2022, pending approval by the financial accounting standards board. Management has not yet determined what the effects of adopting this ASU will be on its consolidated financial statements.

Effective January 1, 2019, the Company adopted ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities, using the modified retrospective method of adoption. The primary impact of adoption is the Company is no longer required to disclose the fair value of financial instruments like long-term debt not recognized at fair value at the balance sheet date.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

During 2019, the Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies where certain cash receipts and cash payments are presented in the statement of cash flows. The primary impact of the adoption of this standard for the Company relates to the clarification that deferred acquisition payments, including holdbacks and contingent consideration, not made soon after the acquisition date of a business combination should be classified as cash outflows for financing activities and operating activities. Cash payment up to the amount of the original deferred acquisition payment liability recognized at the acquisition date are classified as financing activities, with any excess being reflected as operating activities. Cash payments made soon after the acquisition date are classified as cash outflows for investing activities. Management considers a cash payment made three months or less after the acquisition date to be made soon after the acquisition date. The Company’s deferred acquisition payments made in 2019 and 2018 were not made soon after the acquisition date as previously defined and have been classified as cash outflows from financing activities in the consolidated statement of cash flows. The consolidated statement of cash flows for the year ended December 31, 2018, has been adjusted to reflect retrospective application of this new accounting guidance. Accordingly, $5,832 of deferred acquisition payments made for the year ended December 31, 2018, have been reclassified from investing outflows to financing outflows. Accordingly, the total amounts previously reported for the year ended December 31, 2018 for net cash used in investing activities and net cash provided by financing activities of $90,568 and $71,715, have been adjusted to $84,736 and $65,883, respectively.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). Under the new standards, companies are provided optional guidance for a limited time to ease the potential burden in accounting for (or recognizing the effects) of reference rate reform on financial reporting. The amendments in this ASU apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. The amendments in this ASU are elective and are effective upon issuance. There was no impact on the 2019 consolidated financial statements related to this standard.

Subsequent events

Management evaluated the effect subsequent events would have on the consolidated financial statements through April 30, 2020, which is the date the consolidated financial statements were available to be issued.

3.	Acquisitions

SarahCare of Jenkintown

On February 21, 2018 the Company completed the acquisition of SarahCare of Jenkintown (“SarahCare”), an independently owned home and community-based services and adult day care company, for $64,950. Headquartered in Jenkintown, PA, SarahCare’s home care business provides personal care assistance with activities of daily living, housekeeping, meal preparation and transportation, primarily in the Greater Philadelphia area. SarahCare’s services also include an adult day care center which is an independently owned and operated, franchised location.

The transaction was financed primarily through an amendment to the Company’s credit agreement, as more fully described in Note 10, which added $50,000 in additional term loan borrowings and provided for the use of $2,400 of revolving credit borrowings. Debt issuance costs of $1,040 were paid in conjunction with the new term debt issuance. The purchase price also included certain contingent consideration of approximately $12,082, net of working capital and other post-closing adjustments. Approximately $6,300 of the contingent consideration, prior to giving effect to working capital and other post-closing adjustments, was contingent primarily upon SarahCare achieving certain revenue-related volume metrics during the six months after acquisition, with the remainder representing a holdback, in lieu of escrow, to cover potential claims arising under the seller’s indemnification obligations under the acquisition agreement. The Company did not elect to have the transaction treated as an asset purchase for tax purposes.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The following summarizes the recorded values of the acquired assets and liabilities assumed as of the date of this acquisition:

Description	Fair Value	Weighted Average Useful Life (years)
Cash	$1,573
Accounts receivable, net	7,714
Prepaid and other current assets	1,100
Fixed assets, net	1,102
Other assets	17
Referral network	27,950	10
Non-compete agreements	42	3
Franchise license	225
Goodwill	29,908
Deferred tax liability	(2,431)
Accounts payable and accrued expenses	(2,250)
Purchase price after adjustments	64,950
Less cash acquired	(1,573)
Less contingent consideration and deferred acquisition payment	(12,082)
Cash paid to acquire net assets, net	$51,295

The amounts above reflect the final purchase price allocation including the recognition of $27,477 of goodwill, net of deferred taxes, none of which is expected to be tax deductible. Goodwill arising from the acquisition consisted largely of the assembled workforce, revenue synergies and other synergies resulting from the expanded market share and combining of operations.

Acquisition-related costs incurred, consisting primarily of due diligence and legal fees, in the amount of $234 are included in transaction expenses for the year ended December 31, 2018. Contingent consideration of $5,782 was paid during the year ended December 31, 2018 and the remaining deferred acquisition payment in the amount of $6,300 was paid in February 2019.

Keystone In-Home Care

On May 1, 2018, the Company acquired the assets of Keystone In-Home Care (“Keystone”) for $1,000. Keystone provides individual personal care in patients’ homes, primarily in the Lancaster, PA area. Services include assistance with activities of daily living, housekeeping, meal preparation and transportation.

The purchase price consisted of $900 cash paid at closing and $100 of contingent consideration. The contingent consideration represented a hold back, in lieu of escrow, to cover potential claims arising under the seller’s indemnification obligations under the acquisition agreement. Contingent consideration in the amount of $50 was paid during the year ended December 31, 2018 and the remainder in the amount of $50 was paid in 2019.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The following summarizes the recorded values of the acquired assets and liabilities assumed as of the date of this acquisition:

Description	Fair Value	Weighted Average Useful Life (years)
Furniture and equipment	$10
Non-compete agreements	10	2
Goodwill	980
Purchase price	1,000
Less contingent consideration	(100)
Cash paid to acquire net assets, net	$900

The amounts above reflect the final purchase price allocation, including the recognition of $980 of goodwill, of which $951 is expected to be tax deductible for tax purposes. Goodwill arising from the acquisition consisted largely of the assembled workforce, revenue synergies and other synergies resulting from the expanded market share and combining of operations.

Acquisition-related costs incurred, consisting primarily of due diligence and legal fees in the amount of $21 are included in transaction expenses in the year ended December 31, 2018.

Helping Hand Home Health Agency

On August 8, 2018, the Company acquired Helping Hand Home Health Agency and Helping Hand Hospice, Inc. (collectively, “Helping Hand”) for $31,905, net of working capital and other post-closing adjustments. Helping Hand provides patients in the Philadelphia, PA area with home care services, including assistance with activities of daily living, housekeeping, meal preparation and transportation, as well as home health services and hospice care.

The transaction was financed primarily through an amendment to the Company’s credit agreement, as more fully described in Note 10, which added $25,000 in additional term loan borrowings. Debt issuance costs of $532 were paid in conjunction with the new term debt issuance. The purchase price also included contingent consideration of approximately $6,169, net of working capital and other post-closing adjustments. Approximately $3,050 of contingent consideration, after giving effect to certain post-closing adjustments, was contingent primarily upon Helping Hand achieving certain revenue-related volume metrics during the six months after acquisition and was paid in 2019. The remaining consideration represents a holdback, in lieu of escrow, to cover potential claims arising under the sellers’ indemnification obligations under the acquisition agreement. By agreement with the sellers, payment of the holdback is being deferred beyond the scheduled payment date in the original acquisition agreement, pending resolution of certain claims. The Company did not elect to have the transaction treated as an asset purchase for tax purposes.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The following summarizes the recorded values of the acquired assets and liabilities assumed as of the date of this acquisition:

Description	Fair Value	Weighted Average Useful Life (years)
Cash	$1,331
Accounts receivable, net	4,979
Prepaid and other current assets	197
Referral network	15,350	10
Non-compete agreements	23	3
Goodwill	13,626
Deferred tax liability	(515)
Accounts payable and accrued expenses	(3,086)
Purchase price after adjustments	31,905
Less cash acquired	(1,331)
Less contingent consideration and deferred acquisition payments	(6,169)
Cash paid to acquire net assets, net	$24,405

The amounts above reflect the results of the purchase price allocation, including the recognition of $13,111 of goodwill, net of deferred taxes, none of which is expected to be tax deductible. Goodwill arising from the acquisition consisted largely of the assembled workforce, revenue synergies and other synergies resulting from the expanded market share and combining of operations.

Acquisition-related costs incurred, consisting primarily of due diligence and legal fees, in the amount of $332, are included in transaction expenses in the year ended December 31, 2018.

Personal In-home Services Inc.

On December 31, 2018, the Company acquired Personal In-Home Services Inc., Panhandle Support Services Inc. and Select Home Services Inc., (collectively “Panhandle”) for $8,293, which reflects post-closing adjustments including a $356 acquisition settlement payment received from the seller in 2019. Panhandle provides home care services to patients throughout West Virginia, primarily through the Aged and Disabled Waiver Medicaid program, as a contractor to behaviorial health centers, and other programs. The Select Home Services business served private pay clients and was merged into Panhandle Support Services in 2019.

The transaction was financed primarily through an amendment to the Company’s credit agreement, as more fully described in Note 10, which added $8,000 in additional term loan borrowings. Debt issuance costs of $212 were paid in conjunction with the new term debt issuance. The purchase price also included a deferred acquisition payment of approximately $1,200. The deferred payment is due in June 2020 and represents a hold back, in lieu of escrow, to cover potential claims arising under the seller’s indemnification obligations under the acquisition agreement.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The following summarizes the recorded values of the acquired assets and liabilities assumed as of the date of this acquisition:

Description	Fair Value	Weighted Average Useful Life (years)
Accounts receivable, net	$1,695
Prepaid and other current assets	89
Trade name	540	15
Referral network	3,600	10
Non-compete agreements	4	3
Goodwill	2,746
Accounts payable and accrued expenses	(381)
Purchase price after adjustments	8,293
Less: deferred acquisition payments	(1,200)
Cash paid to acquire net assets, net	$7,093

The amounts reflected above are the results of the final purchase price allocation, including the recognition of $2,746 of goodwill, of which $2,099 is expected to be tax deductible. Goodwill arising from the acquisition consisted largely of the assembled workforce, revenue synergies and other synergies resulting from the expanded market share and combining of operations. Management completed the purchase price allocation in 2019 which lead to a decrease of $257 in Goodwill. The final fair value amounts reflect the adjustments made in the purchase price allocation.

Acquisition-related costs incurred, consisting primarily of due diligence and legal fees, in the amounts of $48 and $295, are included in transaction expenses in the years ended December 31, 2019 and 2018, respectively.

A&B Homecare Solutions, Inc.

The Company entered into a Membership Interest Purchase Agreement (“Agreement”) with A&B Homecare Solutions, LLC (the “Seller”) with an effective date of December 23, 2019 (the “Transaction”). On various dates in November 2019, the Company was party to three asset purchase agreements whereby A&B Homecare Solutions, LLC acquired No Place Like Home-Care, LLC (“NPLH”), Stay@Home-Care, LLC, By Your Side, LLC, and Valmar Care Services, LLC (“Valmar”) (collectively the “Tuck-Ins” and, collectively with A&B Homecare Solutions, LLC, “A&B”). Upon consummation of the transaction, the Company purchased 100% of the Seller’s Membership Interest in A&B, inclusive of the business of the Tuck-Ins. Headquartered in New Haven, Connecticut, A&B provides personal care, homemaker and companion services to patients throughout western Connecticut. Services will be provided under the A&B Homecare Solutions tradename, while the Tuck-Ins’ tradenames were discontinued.

On December 23, 2019, the Company and A&B also executed a Management Services Agreement (“Management Agreement”) as a bridge agreement between the time the Company took control of A&B via the Management Agreement and when the Company acquired all of the equity interests of A&B (“Transition Period”). The purpose of the Management Agreement was to give the Company control of A&B while allowing the Company to utilize A&B’s existing licenses to bill for services rendered during the Transition Period. After considering pertinent facts and circumstances of the transaction, management determined the acquisition date of A&B to be December 23, 2019, the date on which the Company obtained control through the Management Agreement and consideration was transferred to Seller. During the Transition Period the Company applied for new licenses to reflect the impact of the pending purchase of all of the equity interests of A&B by the Company. The Management Agreement term was defined as effective until the day the ownership of A&B was transferred to the Company at closing. As consideration for managing the business, the Company was entitled to retain net profits of A&B during the Transition Period.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

In February 2020, the Company received the license approvals, thus consummating the closing of the transaction. At that point, the Management Agreement was terminated.

The purchase price of $20,043 has been offset by an assumed litigation liability, preliminarily estimated to be $1,300, for a net purchase price of $18,743. The purchase price also included a non-interest bearing note payable of $1,050 and net deferred payments of approximately $317. The deferred payments represent a net hold back, in lieu of escrow, to cover potential claims arising under the sellers’ indemnification obligations under the acquisition agreement, which has been presented net of amounts due from sellers to cover the estimated loss of $1,300 for the outstanding pre-purchase legal claim, as more fully described in Note 14. Whether the outcome is for or against A&B, the Company is protected from the monetary liability of this through its indemnification clause in the Agreement. The transaction was financed primarily through an amendment to the Company’s credit agreement, as more fully described in Note 10, which added $20,000 in additional term loan borrowings. Debt issuance costs of $766 were paid in conjunction with the new term debt issuance.

The following summarizes the recorded values of the acquired assets and liabilities assumed as of the date of this acquisition:

Description	Fair Value	Weighted Average Useful Life (years)
Accounts receivable, net	$1,143
Prepaid and other current assets	2
Deposits	4
Trade name	2,600	15
Referral network	9,500	10
Non-compete agreements	60	5
Goodwill	10,161
Deferred tax liability	(2,910)
Accounts payable and accrued expenses	(517)
Assumed litigation liability	(1,300)
Purchase price after adjustments	18,743
Less: deferred acquisition payments	(317)
Less: seller note payable	(1,050)
Cash paid to acquire net assets, net	$17,376

The amounts reflected above are the results of the preliminary purchase price allocation, including the recognition of $7,251 of goodwill, net of deferred taxes, of which $5,057 is expected to be tax deductible. Goodwill arising from the acquisition consisted largely of the assembled workforce, revenue synergies and other synergies resulting from the expanded market share and combining of operations. Management is required to complete the purchase price allocation within 12 months of the acquisition date. If such completion of the allocation results in a change in the preliminary values, the measurement period adjustment will be recognized in the period in which the adjustment amount is determined.

Acquisition-related costs incurred, consisting primarily of due diligence and legal fees, in the amount of $649, are included in transaction expenses for the year ended December 31, 2019.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

4.	Accounts Receivable and Net Service Revenue

Effective January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), ASU 2016-08, Revenue from Contracts with Customers Principal versus Agent Considerations, ASU 2016- 10, Revenue from Contracts with Customers, Identifying Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers, Narrow Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (collectively “ASC 606”), using the modified retrospective method. The new guidance is based on the principle that an entity should recognize revenue to depict the transfer of products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The information in the prior year comparative period has not been restated and continues to be reported under the accounting standards in effect for that period. The overall impact of adoption was not material to the accompanying consolidated financial statements, with the primary changes related to presentation of certain information, as described below, and expanded disclosures in this note related to revenue recognition principles, disaggregation of revenues, and other matters.

As part of the adoption of ASC 606, the Company elected certain available practical expedients under ASC 606. First, the Company elected the practical expedient that allows nonrecognition of the promised amount of consideration from clients, patients and third-party payors for the effects of a significant financing component due to the Company’s expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less. Additionally, the Company has applied the practical expedient whereby all incremental customer contract acquisition costs are expensed as incurred. As a practical expedient, the Company has also elected the portfolio approach in evaluating its sources of revenue for implications of adoption.

As a result of the adoption of ASC 606, estimated uncollectible amounts from clients and patients that were previously presented as the provision for bad debts in the consolidated statement of operations is now considered price concessions (as defined in ASC 606) and, therefore, included in net service revenues in 2019. Such price concessions reflected in net revenues in the accompanying consolidated financial statements for the year ended December 31, 2019 were $4,604. Prior to January 1, 2019, the provision for bad debts was presented as an expense of cost of services provided. Upon adoption of ASC 606, the allowance for doubtful accounts of $6,170 at January 1, 2019, was reclassified as a direct reduction of accounts receivable. Such implicit price concessions continue to be presented as a direct reduction of accounts receivable.

The Company’s revenue is primarily derived from (i) Personal Care; and (ii) Skilled Homecare, which are provided subject to explicit and implicit price concessions. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The five-step model is only applied to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the products or services it transfers to the customer. These contracts have different terms based on the scope, performance obligations, and complexity of the project, which often requires management to make judgments and estimates in recognizing revenues.

Performance obligations are satisfied over time as work progresses or at a point in time. For the majority of our services provided, there is no difference in revenue recognition between over time or point in time as the clients or patients are simultaneously receiving the benefits as services are provided. Because all of our performance obligations relate to contracts with a duration of less than one year, the Company has elected to apply the optional exemption provided under ASC 606 and, therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. The performance obligations for these contracts are generally completed within days or weeks of the end of the reporting period. The Company has a right to consideration from clients or patients commensurate with the value provided to them from the performance completed over a given invoice period, and has elected to use the practical expedient for measuring progress toward satisfaction of performance obligations and recognizes service revenue in the amount to which it has a right to invoice.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The Company determines the transaction price based on gross charges for services provided, reduced by estimates for explicit and implicit price concessions. Explicit price concessions are recorded for the difference, if any, between our standard rates and the contracted rates to be realized from clients, patients, third-party payors and others for services provided, as well as claim denials. Implicit price concessions are recorded based on our historical collection experience, aged accounts receivable by payor and current economic conditions. Subsequent changes to the estimate of the transaction price are recorded as adjustments to net service revenue in the period of change. Subsequent changes that are determined to be the result of an adverse change in the patient's ability to pay (i.e., change in credit risk) are recorded as bad debt expense.

Amounts due from third-party payors, primarily government programs, include variable consideration for retroactive revenue rate adjustments and for quality incentives under certain managed long-term care plans. The transaction price for these matters is estimated based on the terms of the payment agreement with the payor, correspondence from the payor, our historical experience with these programs, and includes an assessment that it is probable that a significant reversal will not occur. Estimated amounts are adjusted in future periods as adjustments become known.

Management has determined that the Company has an unconditional right to payment for services provided, subject only to finalizing the billing for such services. Accordingly, the Company accrues revenues and the related accounts receivables for services performed but not yet billed at the balance sheet date. Thus, management has determined that the Company does not have any amounts that should be reflected separately as contract assets.

The Company has recognized contract liabilities primarily related to the Company’s obligation to provide services to clients or patients for which the entity has received a security deposit or prepayment of consideration from the customer. The contract liability is settled, and revenue recognized, as the Company satisfies its performance obligation. Contract liabilities of $2,154 and $2,346, as of December 31, 2019, and 2018, respectively, are included in other current liabilities in the accompanying consolidated balance sheets.

Nature of goods and services

The following is a description of our products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

Personal Care

The Company generates net service revenue by providing services directly to clients or patients based on authorized hours or units determined by the relevant agency or payor, at a rate that is either contractual or fixed by legislation. Net service revenue is recognized at the time services are rendered based on the gross charges for the services provided, reduced by estimates for price concessions. The Company receives payment for providing such services from various payors, including Medicaid managed care organizations, state/local Medicaid waiver programs, and state/local Medicaid long-term services and supports agencies, as well as commercial insurers and private consumers. In addition to various managed care organizations primarily in New York and Pennsylvania, significant governmental and quasi-governmental payors include the Office of Long Term Living (“OLTL”) and Office of Development Programs (“ODP”) in Pennsylvania; the Traumatic Brain Injury (“TBI”) and Nursing Home Transition and Diversion (“NHTD”) Medicaid waiver programs in New York; Aging Services Access Points (“ASAP”) and Senior Care Options (“SCO”) in Massachusetts, and the Bureau of Medical Services Aged and Disabled waiver program in West Virginia.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

Skilled Homecare

The Company generates net service revenues from providing skilled home healthcare services directly to patients mainly under contracts with Medicare and Medicaid. Generally, these contracts, which are negotiated based on current contracting practices as appropriate for the payor, establish the terms of a relationship and set the broad range of terms for services to be performed on an episodic basis at a stated rate. Home health Medicare services are paid under the Medicare Home Health Prospective Payment System (“HHPPS”), which is based on a 60-day episode of care. The HHPPS permits multiple, continuous episodes per patient. Medicare payment rates for episodes under HHPPS vary based on the severity of the patient’s condition as determined by assessment of a patient’s Home Health Resource Group score. The Company uses the same 60-day length of episode that Medicare recognizes as standard but accelerates revenue upon discharge to align with a patient’s episode length if less than the expected 60 days, which depicts the transfer of services and related benefits received by the patient over the term of the contract necessary to satisfy the obligations. Revenue is recognized based on the number of days elapsed during an episode of care within the reporting period. Thus, the Company satisfies the performance obligation over time as patients receive the benefits as the services are performed. As it has a right to consideration from Medicare commensurate with the services provided to customers from the performance completed over a given episodic period, the Company has elected to use the practical expedient for measuring progress toward satisfaction of performance obligations. Under this method revenue is recognized ratably over the episode based on beginning and ending dates, which is a reasonable proxy for the transfer of benefit of the service.

Medicaid is the primary payor for private duty nursing services on a fee for service basis based on the date of service at the agreed-upon rates.

Disaggregation of revenue

In the following table, revenue is disaggregated by payor type, timing of revenue recognition and geographic locations as of December 31:

	Personal Care
Payor Type	2019		2018
	Amount (in thousands)	% of net service revenue	Amount (in thousands)	% of net service revenue
Medicaid and Medicaid managed care programs	$425,908	94.5%	$342,225	91.4%
Private pay	13,395	3.0%	12,087	3.2%
Other	11,614	2.5%	19,957	5.4%
Total personal care net service revenues	$450,917	100.0%	$374,269	100.0%

	Skilled HomeCare
Payor Type	2019		2018
	Amount (in thousands)	% of net service revenue	Amount (in thousands)	% of net service revenue
Medicaid and Medicare	$14,278	87.6%	$14,520	87.3%
Private Pay	340	2.1%	400	2.4%
Other	1,677	10.3%	1,712	10.3%
Total skilled homecare net service revenues	$16,295	100.0%	$16,632	100.0%

The Company derives a significant amount of its net service revenues from its operations in New York and Pennsylvania.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The following table provides information regarding the concentration of accounts receivable at December 31:

	2019	2018
Medicaid, Medicare and Medicaid managed care programs	94%	90%
Private pay clients	3%	3%
Other	3%	7%
	100%	100%

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at December 31 consist of the following:

	2019	2018
Insurance receivable	$6,324	$6,159
Prepaid insurance	3,001	3,656
Prepaid taxes	581	-
Prepaid other	932	1,356
Prepaid expenses and other current assets	$10,838	$11,171

6.	Property and Equipment

Property and equipment at December 31 consist of the following:

	2019	2018
Furniture and fixtures	$1,039	$1,014
Transportation equipment	1,137	1,031
Computer equipment and software	465	389
Leasehold improvements	1,206	1,188
	3,847	3,622
Less accumulated depreciation	(1,878)	(1,281)
Net property and equipment	$1,969	$2,341

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

7.	Goodwill and Other Intangible Assets

Intangible assets, net

The following reflects the values assigned to the respective intangible assets and changes in the reported net values:

		December 31, 2019
	Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net
Referral network	10-15 years	$237,726	$60,583	$177,143
Trade names	15 years	8,555	1,117	7,438
Trade names	indefinite	55,120	-	55,120
Non-compete agreements	2-4 years	356	209	147
Franchise license	9 months	225	225	-
		$301,982	$62,134	$239,848

		December 31, 2018
	Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net
Referral network	10-15 years	$228,226	$42,062	$186,164
Trade names	15 years	5,955	720	5,235
Trade names	indefinite	55,120	-	55,120
Non-compete agreements	2-4 years	296	127	169
Franchise license	9 months	225	225	-
		$289,822	$43,134	$246,688

Amortization for the year ended December 31 was as follows:

	2019	2018
Referral network	$18,521	$16,824
Trade names	397	361
Non-compete agreements	82	73
Franchise license	-	225
Total	$19,000	$17,483

Future scheduled amortization of non-indefinite lived intangibles is as follows:

2020	$20,122
2021	20,061
2022	20,048
2023	20,048
Future years	104,449
$184,728

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

Goodwill

The Company has goodwill of $189,797 and $179,893 at December 31, 2019 and 2018, respectively, recorded based on the difference between the total purchase price in excess of the fair value of the assets acquired (net of assumed liabilities), including the aforementioned valued intangibles.

The changes in the carrying value of goodwill consisted of the following as of December 31:

	2019	2018
Beginning balance	$179,893	$132,248
Adjustments	(257)	128
Goodwill related to acquisition of business	10,161	47,517
Ending balance	$189,797	$179,893

8.	Third-Party Payors

Due from third-party payors

The Company has certain contracts for which it anticipates reimbursement of costs and retroactive rate adjustments. The net effect of changes in prior year estimates and retroactive rate adjustments applicable to prior years increased net service revenue by approximately $4,400 and $320, respectively, during the years ended December 31, 2019 and 2018.

Due to third-party payors

Since 2002, the Company has had contracts with the city of New York acting through the Department of Social Services of the Human Resources Administration (“HRA”). These contracts specified the terms and conditions under which the Company provided home attendant services to Medicaid recipients in Kings and Bronx Counties, New York. In accordance with these contracts, the Company was entitled to receive the costs of direct patient care, administrative and overhead expenses (subject to a budgeted amount established by HRA), and a three percent (3%) margin on reimbursed direct and administrative expenses. Interim payments made to the Company remain subject to audit and retroactive adjustment and settlement based on the results of the audit. The results of such audits, according to the contract, are subject to discussion and settlement; however, such obligations are due upon demand by HRA and, accordingly, have been reported as current liabilities. HRA has approved and closed its audits through the year ended June 30, 2006. Subsequent years still remain open and under review.

The Company has the ability to reduce the liability to HRA by increasing home attendants’ wages. The estimated obligation to HRA is reported as Due to Third-Party Payors, including such amounts that can be deemed liquidated through the payment of increased wages to home attendants. The repayment of the liability through direct payment or modification of home attendants’ wages is expected to occur over several years into the future inasmuch as audits are conducted significantly beyond the year of service. The laws and regulations governing third-party payor programs, including the HRA and New York State Medicaid programs, are complex and subject to interpretation. Additionally, given the uncertainty surrounding the settlement process, there is a reasonable possibility that recorded estimates will change, favorably or unfavorably, by a material amount in the near term.

The Company’s current contracts expired in March 2017 and the Company decided not to renew its participation in the program. In 2019, there was no progress on audits by HRA for years open beyond June 30, 2006. As such, the Company has maintained its estimated liability.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

9.	Employee Relations

During 2019 and 2018, the Company employed approximately 6% and 7%, respectively, of its workforce under collective bargaining agreements with the 1199 SEIU United Healthcare Workers East, which were renewed effective on January 1, 2018. In November 2019, the Company expanded union eligibility to include hours worked providing home and community support services for certain Medicaid waiver programs.

10.	Long-Term Debt

The following is a summary of long-term debt term loans at December 31, 2019 and 2018. A detailed description corresponding to this summary follows:

	2019	2018
Term loans, PNC Bank, National Association, as agent	$293,962	$278,961
Less: unamortized debt issuance cost	(3,149)	(4,515)
Total long-term debt – net	290,813	274,446
Less current portion	(7,352)	(5,000)
Long-term debt, less current portion	$283,461	$269,446

Amortization of debt issuance costs included in interest expense were $2,147 and $1,847 for the years ended December 31, 2019 and 2018, respectively.

Scheduled principal payments for long-term debt and amortization of debt issuance costs in future years ending December 31 are as follows:

	Long-term Debt	Debt Issuance Costs
2020	$7,352	$2,699
2021	286,610	450
	$293,962	$3,149

PNC Revolving and Term Loan Agreement

In February 2016, the Company entered into a Revolving and Term Loan Agreement with PNC Bank, National Association, as administrative agent for the lenders (the “Agreement”), which matures on February 9, 2021. The Agreement contains certain financial and non-financial covenants. In anticipation of maturity, management is currently evaluating various options, including possible refinancing or other alternatives to recapitalize the business.

The original credit facilities under the Agreement included a $20,000 revolving loan facility and $200,000 in senior term loans. The revolving loan facility and senior term loans are secured by a first-priority lien on and security interest in the assets of the Company, including, without limitation, all proceeds, receivables, deposit accounts and cash, all property and equipment, inventory, contracts, general intangibles, investment securities and common stock of all companies listed in the agreement.

The Agreement was amended on June 1, 2017 to increase the revolving loan facility to $30,000. As of December 31, 2019, there was $11,604 outstanding on the revolving loan, and no amounts outstanding at December 31, 2018.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The Agreement was amended from time to time, primarily in connection with incremental term loan financing for acquisitions. The most recent amendments pertained to the acquisitions further described in Note 3 and were as follows:

•

On December 21, 2017, the Agreement was amended and became effective with the SarahCare acquisition on February 21, 2018. This amendment provided for the borrowing of $50,000 under the term loan facility and $2,400 under the revolving loan facility to finance the SarahCare acquisition and modified certain financial and non-financial covenants.

•	On June 27, 2018, the Agreement was amended and became effective with the Helping Hand acquisition on August 8, 2018. This amendment provided for the borrowing of $25,000 under the term loan facility.

•

On December 31, 2018, the Agreement was amended to provide for incremental term loan borrowing of $8,000 to finance the acquisition of Panhandle and modified certain financial and non-financial covenants.

•	On March 6, 2019, the Agreement was amended to modify certain financial and non-financial covenants.

•

On December 23, 2019, the Agreement was amended and became effective with the financing of the acquisition of A&B and related Tuck-Ins (see Note 3). This amendment provided for the borrowing of $20,000 under the term loan facility, primarily to finance the acquisition of A&B and modified certain financial and non-financial covenants.

The senior term loans were repayable in consecutive quarterly installments of $1,250 during 2019 and 2018. Beginning with the quarterly period ending March 31, 2020 and commensurate with the amendment dated December 23, 2019 described above, senior term loans are repayable in quarterly installments of $1,838.

In addition, in any given year, the Company may become obligated to make a mandatory prepayment (an “Excess Cash Flow Payment”) based upon a prescribed percentage of the prior year’s “excess cash flow” as defined by formula in the Agreement. In 2018, no Excess Cash Flow Payment was due, but the Company made an optional prepayment of $4,500. The Company does not expect to be required to make an Excess Cash Flow Payment related to 2019.

The revolving loan and the term loans under the PNC Loan Agreement are subject to interest at either LIBOR, as defined in the Agreement, plus 6.5%, or Reference Rate, as defined in the Agreement, plus 5.5%. The Company can elect either rate on a 30, 60, or 90-day basis.

Management estimates that the fair value of its long-term debt does not differ materially from the aggregate carrying value in the accompanying consolidated balance sheets, as there have been no significant changes in the Company’s credit rating and given the debt’s variable interest rate structure.

11.	Common Stock

Common stock

Common stock of the Company at December 31, 2019 and 2018 consisted of 1,000 authorized shares, with $0.001 par value, of which 1,000 shares were issued and outstanding.

12.	Related Party Transactions

The Company pays management fees to OEP, an affiliate of an indirect shareholder of the Company, in the aggregate amount of $1,500 annually.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

13.	Provision for Income Taxes

Income taxes

Income tax expense is comprised of the following for the years ended December 31:

	2019	2018
Current expense:
Federal	$6,557	$4,359
State and local	3,669	3,191
Total current expense	10,226	7,550
Deferred (benefit) expense:
Federal	(4,263)	(5,653)
State and local	(3,375)	87
Total deferred benefit	(7,638)	(5,566)
Total income tax expense	$2,588	$1,984

The difference between the Company’s effective tax rate and the statutory federal income tax rate in 2019 and 2018 is primarily due to the deduction of state income taxes, permanent differences between book and taxable income, non-deductibility of certain transaction expenses for tax purposes and true-up of book income tax provision to prior year tax returns.

The tax-effected sources of temporary differences comprising the deferred income tax assets and deferred income tax liabilities at December 31 are presented below:

	2019	2018
Deferred income tax assets (liabilities):
Allowance for bad debts	$2,289	$1,727
Accrued workers compensation	118	194
Book basis of intangible assets in excess of income tax basis	(46,222)	(46,238)
Book depreciation in excess of income tax depreciation	(425)	(540)
Transaction costs	745	816
Business interest limitation	6,095	-
Other accrued expenses and other liabilities	(766)	1,568
Net operating loss carryforwards	531	199
Deferred tax liabilities	(37,635)	(42,274)
Valuation allowance	(300)	(389)
Deferred tax liabilities, net	$(37,935)	$(42,663)

Reported as:
Deferred taxes, non-current federal	$(28,939)	$(30,899)
Deferred taxes, non-current state and local	(8,996)	(11,764)
Total	$(37,935)	$(42,663)

Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods the deductible temporary differences are expected to be available to reduce taxable income. At December 31, 2019 and 2018, the Company had state net operating loss carryforwards of approximately $11,491 and $21,139, respectively, which will begin to expire in 2025. In certain jurisdictions, due to the uncertainty of achieving sufficient profits to utilize these net operating loss carryforwards, the Company currently believes it is more-likely-than-not that a portion of these losses will not be realized. Therefore, the Company has established a valuation allowance of $300 and $389 at December 31, 2019 and 2018, respectively.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

At December 31, 2019, the Company had prepaid income taxes of $581, which were included in prepaid expenses and other current assets on the consolidated balance sheet. At December 31, 2018, the Company had net income taxes payable of $1,101, which were included in accounts payable and accrued expenses on the consolidated balance sheet.

As of December 31, 2019, the Company’s federal income tax return for the period ending December 31, 2016 is currently being audited by the Internal Revenue Service.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted. The CARES Act includes several significant provisions for corporations including increasing the amount of deductible interest under section 163(j), allowing companies to carryback certain NOLs, and increasing the amount of NOL that corporations can use to offset income. These changes may have a significant effect on the Company’s future provision for income taxes, especially related to the treatment of operating loss carryforwards and section 163(j) expense limitations. The CARES Act makes several changes to the interest expense limitations under section 163(j), including increasing the limit on the amount of deductible business interest expense from 30% of adjusted taxable income (“ATI”) to 50% of ATI, for taxable years beginning in 2019 or 2020. It is anticipated that the increase to the limit on the amount of deductible business interest expense will result in the Company being able to deduct, in the determination of its 2019 taxable income for income tax return purposes, an additional $11.3 million of interest expense that would have otherwise exceeded the limitation prior to enactment of the CARES Act. Any such increased utilization will correlate to a decrease in the deferred tax asset for excess business interest. Under the CARES Act, the Company may also elect to calculate its 2020 interest expense limitation based on its 2019 ATI, rather than upon its 2020 ATI. The income tax related impacts of the CARES Act will be recognized in the Company’s financial statements in 2020, the period of enactment.

14.	Commitments and Contingencies

Operating leases

As of December 31, 2019, the Company has entered into various operating lease agreements with unrelated third parties for office space and office equipment with expiration dates through 2028. Minimum annual lease payments through the expiration dates are as follows:

2020	$2,993
2021	2,592
2022	2,208
2023	1,711
Thereafter	3,847
$13,351

Rental expense was $3,302 and $2,913 for the years ended December 31, 2019 and 2018, respectively.

Workers’ compensation insurance

Prior to 2008, the Company maintained retrospectively rated workers’ compensation insurance policies. At December 31, 2019 and 2018, the Company had a liability for estimated retrospective premium adjustments stemming from such policies of $19 and $9, respectively, based on the latest information provided by its insurance carrier. This liability is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. Actual results could differ from these estimates resulting in either an increase or decrease in workers’ compensation expense in future periods.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

The Company has recognized insurance receivables and corresponding workers’ compensation claims liabilities of $6,324 and $6,159 at December 31, 2019 and 2018, respectively, reported within prepaid expenses and other current assets, and within accounts payable and accrued expenses, respectively, on the consolidated balance sheets. Management evaluated the collectability of the receivable and determined that no allowance was deemed necessary. The Company expenses legal costs in connection with its workers’ compensation claims in the period in which the legal costs are incurred.

To reduce its risk related to workers compensation claims, the Company is insured, on a claims-made basis, in the states in which it operates. Policy coverage limits ranging from $500 to $2,000 vary by state and insured payroll classifications.

Litigation and regulatory matters

The Company is subject to certain claims and regulatory reviews that arise in the ordinary course of business. Further, like other healthcare providers, the Company’s operations are subject to a variety of federal, state and local regulatory risks, including, without limitation, the federal Anti-Kickback statute.

In 2017, the Company’s subsidiary, All Metro Home Care Services of New York, Inc. d/b/a All Metro Health Care (“All Metro”), received a class action lawsuit claiming that, among other things, it failed to pay live-in caregivers, who stay in patients’ homes for 24 hours per day (“live-ins”). The Company currently pays live-ins for 13 hours as supported through a written opinion letter from the New York State Department of Labor (“NYSDOL”). A similar case involving this issue has been heard by the New York Court of Appeals (New York’s highest court), which on March 26, 2019, issued a ruling reversing earlier lower courts’ decisions that an employer must pay live-ins for 24 hours. The Court of Appeals agreed with the NYSDOL’s interpretation to pay live-ins 13 hours instead of 24 hours if the caregivers were receiving eight (8) hours of sleep time (at least five (5) uninterrupted) and three (3) hours for meal breaks. The Court of Appeals remanded to the lower courts the issue of whether class action treatment is appropriate for situations where caregivers claim to have not received the requisite sleep and meal breaks and were nonetheless paid for only 13 hours. Such future rulings will also impact the outcome of the class action lawsuit against All Metro. If the class action lawsuit on this matter is allowed to proceed, and is successful, the Company may be liable for back wages and litigated damages going back to November 2011. Should there be an unfavorable outcome in this case, the amount of insurance coverage for this case is unknown at this time. It is also not possible at the present time to estimate the ultimate legal and financial liability, if any, with respect to this or certain other claims or regulatory reviews. In the opinion of management, the eventual outcome of claims and regulatory reviews is not expected to have a material adverse effect on the Company’s financial position. However, depending on the amounts and timing of such resolution, an unfavorable outcome could materially affect the results of operations or cash flows in a particular period. This matter is not unique to All Metro and its outcome would have an industrywide impact.

A party has made a legal claim against A&B for tortious interference with contractual relations and violation of the Connecticut Unfair Trade Practices Act. The Company denies liability and is vigorously defending against this action. The Company is being defended by its insurance carrier under reservation of rights letters. Management has estimated a loss of approximately $1,300 that is probable due to the legal claim. Whether the outcome is for or against A&B, the Company is protected from monetary liability through its indemnification clause in the Agreement. The Company has assumed the litigation liability for $1,300 and recognized an indemnification asset due from seller as an offset to deferred acquisition payments, as further described in Note 3.

To reduce its risk related to litigation, the Company is insured with respect to professional liabilities on a claims- made basis. The total policy limit is for claims losses up to $1,000 per claim and $3,000 on an annual aggregate, with a $100 self-insured retention. The professional liability policy is renewable annually and has been renewed by the insurance carrier for the annual period extending through November 2020. Under a claims-made policy, the risk for claims and incidents not asserted within the policy period remains with the Company. Although there exists the possibility of claims arising from services provided to clients or patients through December 31, 2019, which have not yet been asserted, the Company is unable to determine the ultimate cost, if any, of such possible claims.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

15.	Retirement plan

The Company maintains the All Metro Health Care 401(k) Profit Sharing Plan and Trust (the “Plan”), a defined contribution retirement plan, which in 2018 included certain eligible salaried employees of the Company’s All Metro subsidiary, as well as certain eligible hourly and salaried employees of CareGivers America, LLC, Multicultural Home Care, Inc. and Independence Healthcare Corp. The Company amended the Plan in 2019 to include certain eligible hourly employees of All Metro, as well as certain eligible hourly and salaried employees of its acquired businesses SarahCare, Keystone, Helping Hand and Panhandle.

Employees who have attained the age of 21 and completed six months of employment are eligible and the Company waived a 1,000 hours of service completion criteria. Certain union employees of All Metro are excluded from participation unless grandfathered from a previous plan. Participants may elect to defer amounts from 0% to 99% of their pretax compensation up to the maximum allowable limit of the Internal Revenue Code. The Company retains discretion to provide an unlimited matching contribution of the participant’s compensation.

The Plan currently contains a matching formula for employees of Multicultural Home Care, Inc. and Independence Healthcare Corp. The Company matches 100% of employee contributions, excluding catch-up contributions, if applicable, to 3% of compensation plus 50% of contributions, excluding catchups, for the next 2% of compensation. The Company recognized expense of $175 and $127, respectively, for matching contributions for the years ended December 31, 2019 and 2018, respectively.

16.	Equity Incentive Plan

In February 2016, OEP AM Holdings LLC, an indirect shareholder of the Company, authorized and issued 11,866 Class B Units for key employees, of which 9,493 were granted at the date of the OEP Acquisition. Subsequent to the transaction, the Company granted an additional 1,187 Class B Units to a new key employee, such that at December 31, 2016, 10,680 Class B Units were outstanding, and the remaining 1,186 Class B Units were unallocated. Class B Units are subject to time-based and continuous employment vesting requirements. Class B Units vest over a period of five years; the first 40% vest two years after the date of grant, and 20% vest each year thereafter until all units are vested. In addition, upon the consummation of a sale of the Company, all outstanding, unvested Class B Units shall immediately vest. If a Class B Unit holder’s business relationship with the Company or any of its Subsidiaries is terminated by the Company for cause, then all unvested Class B Units shall immediately become canceled and automatically be forfeited and terminated as of such date.

The Company recognizes equity-based compensation expense associated with the Class B Units over the vesting period based on the estimated fair value of the Class B Units as of their respective grant dates. The fair value of the awards is determined based on an allocation of the estimated equity value of the Company as of the date of grant to the various units outstanding. The Class A Units have a preferred right to any distributions of the Company, until such time that a 10% return-on-investment is achieved on the Class A Unit holders’ initial investment. The Class B Units issued in 2016 were determined to have a fair value of $0, therefore, no equity-based compensation expense associated with the vesting of these Class B Units was recognized during the years ended December 31, 2019 or 2018. No additional Class B units were issued during the years ended December 31, 2019 or 2018.

AM Holdco, Inc. and Subsidiaries, d/b/a Simplura Health Group

Notes to Consolidated Financial Statements

(in thousands)

17.	Coronavirus Disease 2019

On March 11, 2020, the World Health Organization declared the highly contagious respiratory disease named “coronavirus disease 2019” (“COVID-19”) to be a pandemic, and on March 13, 2020, a national emergency was declared in the United States. Many state and local governments, including New York, New Jersey, Pennsylvania and other areas in which the Company operates, have imposed strict measures to curtail certain aspects of public life in an effort to contain COVID-19 as U.S. cases have risen sharply, and such curtailments have resulted in significant disruption of the U.S. economy and financial markets.

As a health care provider, the Company does not expect a significant disruption to its operations. The Company’s direct care workers serve clients and patients in their homes, and office staff are able to work remotely as necessary and appropriate. While short-term declines in volume, net revenues and operating margins may occur during the pandemic, COVID-19 may also result in additional demand for in-home health care services. Overall economic deterioration and uncertainty, as well as public health concerns surrounding COVID-19, may also affect the Company’s employees, suppliers and payors, potentially disrupting the Company’s labor force and supply chain. This could have an adverse impact on the Company’s ability to provide client or patient care and generate service revenues and could also result in delayed reimbursements for services provided by the Company.

The Company is currently operating pursuant to its infectious disease protocols and emergency preparedness plan. Management has activated plans to address risks associated with the impact of COVID-19, including various cost savings measures and an evaluation of available sources of liquidity and other resources. The CARES Act is intended to provide economic relief and emergency assistance for individuals, families, and businesses affected by COVID-19. As part of its coronavirus response plan, the Company is availing itself of certain provisions of the CARES Act for which it is eligible, including deferral of employer FICA taxes and deferral of income tax payments, and may be eligible for certain Medicare relief payments under the CARES Act.

On April 24, 2020, the Paycheck Protection Program and Health Care Enhancement Act was signed into law, which is intended to provide further economic relief and emergency assistance for individuals, families and businesses affected by COVID-19. The Company is still evaluating the impact of this legislation on its operations.

In addition to the federal legislation noted above, certain state governments and governmental payors are also taking or evaluating actions to provide economic relief and emergency assistance. The impact on the Company and its operations from these potential new measures is currently uncertain.

It is not currently possible to predict the overall impact on the Company associated with COVID-19 and, therefore, the accompanying financial statements do not reflect any adjustment as a result of this uncertainty. The Company’s financial condition, liquidity and results of operations could be adversely affected from the impact of COVID-19, and such impact could be material.